PNC Capital Advisors

Record of Securities Purchased
Affiliated Underwriter Participating in Syndicate

1.  Purchasing Account:   See attached

2.  Issuer:  Pennsylvania St Higher Ed Facs Auth - Univ.
of PA Health System

3.  Date of Purchase: 2/18/2011

4.  Underwriter from whom purchased: Bank of America/Merrill Lynch

5. Name of Affiliated Underwriter managing or participating in syndicate:
  PNC Capital Markets

6.  Aggregate principal amount
  of purchase: 1,250,000

7.  Aggregate principal amount
  of offering:   25,200,000.00

8.  Purchase price (net of fees and expenses): 99.396

9.  Date offering commenced: 2/14/11

10.  Offering price at end of first day on
  which any sales were made: 99.396

11.  Commission, spread or profit:
$___450.00___________________

12.  Have the following conditions been satisfied:    Yes   OR  No

a.  The securities are a part of an
issue registered under the
Securities Act of 1933, as amended,
which is being offered to the
public, or are Eligible Municipal
Securities or are securities sold
in an Eligible Foreign Offering, or
are securities sold in an Eligible
Rule 144A Offering.                      YES

b.  The securities were purchased prior
to the end of the first full day on
which any sales were made, at a
price that was not more than the
price paid by each other purchaser
of securities in that offering or in
any concurrent offering of the
securities (except, in the case of
an Eligible Foreign Offering, for
any rights to purchase required by
law to be granted to existing
security holders of the issuer) or,
if a rights offering, the securities
were purchased on or before the
fourth day preceding the day on
which  the rights offering terminated.    YES

c.  The underwriting was a firm
commitment underwriting?                  YES

d.  The commission, spread or profit was
reasonable and fair in relation to
that being received by others for
underwriting similar securities
during the same period?                   YES

e.  In respect of any securities other
than Eligible Municipal Securities,
the issuer of such securities has
been in continuous operation for not
less than three years (including the
operations of predecessors).                YES

f.  The amount of such securities
purchased by all of the Funds and
any other investment companies
advised by the Investment Advisers
did not exceed (i) if purchased in
an offering other than an Eligible
Rule 144A Offering, 25% of the
principal amount of the securities
being offered, or (ii) if purchased
in an Eligible Rule 144A Offering,
25% of the total of (A) the
principal amount of the class of
securities being offered that were
sold by underwriters or members of
the selling syndicate to qualified
institutional buyers (as defined in
Rule 144A(a)(1) under the Securities
Act of 1933, as amended), plus (B)
the principal amount of the class of
securities being offered in any
concurrent offering.                      YES

g.  No Affiliated Underwriter was a
direct or indirect participant in,
or benefited directly or indirectly
from, the purchase?                      YES



      Approved:__ /s/_Robert Hartle
      DATE:___ 3/3/2011



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34340120384177 - PNC PA Intermediate Muni Fund (PIBIX)
  (Prices as of  07/25/2011)

CUSIP:  70917RS97
PAR ($000):  1,250
HOLDING DESCRIPTION:
Pennsylvania St Higher Edl Facs Auth Rev Univ PA Health Sys Rev
STATE:  PA
COUPON:  5.250
MATURITY:  08/15/2025
DURATION:  7.662
MARKET YIELD:  4.530 pc
MARKET PRICE:  105.758